EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor/Media Contact: Peg Lupton
(203) 743-8234

ETHAN ALLEN ANNOUNCES SECOND QUARTER RESULTS;
SALES INCREASE 12.5%

DANBURY, CT., January 18, 2006 -- Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported sales and earnings for the three and six months ended December 31, 2005.

Three and Six Month Results

        Net delivered sales for the quarter ended December 31, 2005 increased 12.5% to $276.0 million from $245.3 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 15.5% to $180.0 million, while Wholesale sales increased 16.2% to $187.5 million during that same period. Comparable Ethan Allen store delivered sales increased 12.5% over the prior year quarter. During that same period, Retail division written sales increased 10.2% while comparable store written sales increased 6.3%.

        For the six months ended December 31, 2005, net delivered sales increased 10.9% to $527.3 million from $475.6 million in the prior year comparable period. Net delivered sales for the Company’s Retail division increased 13.7% to $338.4 million, while Wholesale sales increased 13.4% to $366.0 million during that same period. Comparable Ethan Allen store delivered sales increased 10.8% over the prior year comparable period. During that same period, Retail division written sales increased 14.2% while comparable store written sales increased 10.9%.

        For the quarter ended December 31, 2005, earnings per share increased 22.2% to $0.77 on net income of $26.2 million. This compares to earnings per share and net income of $0.63 and $23.1 million, respectively, in the prior year comparable period.

        For the six months ended December 31, 2005, earnings per share, which includes a pre-tax restructuring and impairment charge of $4.2 million related to the Company’s planned conversion of one of its existing manufacturing facilities into a regional distribution center, amounted to $1.26 on net income of $43.3 million. This compares to earnings per share and net income of $1.14 and $41.9 million, respectively, in the prior year comparable period. Excluding the impact of the restructuring and impairment charge, earnings per share for the current period amounted to $1.34 on net income of $45.9 million.

EXHIBIT 99.1

        Farooq Kathwari, Chairman and CEO, commented: “We are very pleased with our results for the quarter. We believe that the structural changes undertaken within our business during the past three years, including initiatives to enhance our product offerings, our manufacturing, sourcing and logistics activities, our retail network, and our marketing efforts, played an important role in our ability to increase sales more than 12%, increase operating income 21%, and increase earnings per share 22%. In addition, during the quarter, we generated $20 million of operating cash, returning that same amount to our shareholders through the repurchase of stock and the payment of quarterly dividends.”

     Mr. Kathwari continued: “In addition to the factors mentioned above, delivered sales and earnings for the quarter were favorably impacted by the continued implementation of one of our strategic plans, referred to as “Mission Possible”, the objective of which is to reduce the lead time associated with the delivery of our products to the consumer. As a result of this initiative, we were able to substantially reduce our delivery time and backlog during the quarter, including orders that, if not for this initiative, would have likely resulted in delivered sales during the March fiscal quarter.”

        Commenting on the outlook for the remainder of the fiscal year, Mr. Kathwari stated: “As mentioned previously, the quarter ended December 31, 2005 was a transitional quarter during which we made considerable progress with respect to a number of key initiatives, enabling us to reduce delivery times and increase shipments. While it has not been our practice to provide specific comments regarding quarterly earnings estimates, we have made an exception for next quarter in light of the effect that our initiatives had on second quarter results. For the fiscal third quarter ended March 31, 2006, we currently estimate that earnings per share will increase 8-12% over the prior year comparable period. Further, at this time, we believe that the current range of analyst estimates for the fiscal fourth quarter ended June 30, 2006 is within reach.”

        Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 313 retail stores in the United States and abroad, of which 132 are Company-owned. Ethan Allen has 11 manufacturing facilities, which include 2 sawmills, located throughout the United States.

        The Company will conduct a Conference Call at 11:00 AM (Eastern) on Wednesday, January 18th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

EXHIBIT 99.1

        This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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EXHIBIT 99.1

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Six Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Net Sales	$276.0	$245.3	$527.3	$475.6
Gross Margin	50.7%	48.7%	50.5%	48.3%
Operating Margin	16.0%	14.9%	13.7%	14.2%
Operating Margin (ex restructuring & impairment charge)	16.0%	14.9%	14.5%	14.2%
Net Income	$26.2	$23.1	$43.3	$41.9
Net Income (ex restructuring & impairment charge)	$26.2	$23.1	$45.9	$41.9
Operating Cash Flow	$20.5	$29.4	$66.1	$66.8
Capital Expenditures	$16.3	$7.9	$21.1	$15.4
Treasury Stock Repurchases (settlement date basis)	$14.3	$20.5	$51.1	$39.1
EBITDA	$50.9	$43.1	$84.3	$79.4
EBITDA as % of Net Sales	18.4%	17.6%	16.0%	16.7%
EBITDA (ex restructuring & impairment charge)	$50.9	$43.1	$88.5	$79.4
EBITDA as % of Net Sales (ex restructuring & impairment charge)	18.4%	17.6%	16.8%	16.7%

Selected Financial Data by Business Segment:

	Three Months Ended		Six Months Ended
Retail	12/31/05	12/31/04	12/31/05	12/31/04
Net Sales	$180.0	$155.8	$338.4	$297.5
Operating Margin	5.2%	3.8%	3.3%	3.0%

	Three Months Ended		Six Months Ended
Wholesale	12/31/05	12/31/04	12/31/05	12/31/04
Net Sales	$187.5	$161.3	$366.0	$322.7
Operating Margin	17.9%	16.6%	17.3%	17.1%
Operating Margin (ex restructuring & impairment charge)	17.9%	16.6%	18.5%	17.1%

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Net sales	$276,003	$245,252	$527,317	$475,598
Cost of sales	136,149	125,808	260,923	245,772

Gross profit	139,854	119,444	266,394	229,826
Operating expenses:
Selling	54,511	47,678	107,951	91,842
General and administrative	41,055	35,243	81,720	70,673
Restructuring and impairment charges	-	(52)	4,241	(219)

Total operating expenses	95,566	82,869	193,912	162,296

Operating income	44,288	36,575	72,482	67,530
Interest and other miscellaneous income	1,161	1,301	1,203	1,246
Interest and other related financing costs	2,974	138	3,402	287

Income before income tax expense	42,475	37,738	70,283	68,489
Income tax expense	16,311	14,604	26,989	26,597

Net income	$26,164	$23,134	$43,294	$41,892

Basic earnings per share:
Net income per share	$0.79	$0.65	$1.29	$1.17

Basic weighted average shares outstanding	33,078	35,601	33,499	35,906
Diluted earnings per share:
Net income per share	$0.77	$0.63	$1.26	$1.14

Diluted weighted average shares outstanding	33,845	36,564	34,236	36,831

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2005	June 30, 2005
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$175,008	$3,448
Accounts receivable, net	22,870	28,019
Inventories	194,491	186,479
Prepaid expenses and other current assets	42,350	46,443

Total current assets	434,719	264,389
Property, plant, and equipment, net	281,385	275,211
Intangible assets, net	85,249	82,897
Other assets	6,556	5,889

Total Assets	$807,909	$628,386

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt and capital lease obligations	$221	$240
Customer deposits	48,618	53,654
Accounts payable	33,999	19,352
Accrued expenses and other current liabilities	60,462	60,720

Total current liabilities	143,300	133,966
Long-term debt	202,687	12,270
Other long-term liabilities	12,109	12,445
Deferred income taxes	31,936	35,637

Total liabilities	390,032	194,318
Shareholders' equity	417,877	434,068

Total Liabilities and Shareholders' Equity	$807,909	$628,386